EXHIBIT 5

     [LETTERHEAD OF HAYTHE & CURLEY]




                       May 7, 1997


     Guest Supply, Inc.
     4301 U.S. Highway One
     Monmouth Junction, New Jersey  08852

     Dear Sirs:

               We have acted as counsel for Guest Supply, Inc., a New Jersey corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933 with respect to 400,000 shares (the "Option Shares") of the Company's common stock, without par value (the "Common Stock"), which have been or are to be offered by the Company pursuant to the Company's 1996 Long Term Incentive Plan (the "Long Term Incentive Plan").

               In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Option Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the Long Term Incentive Plan and stock options duly granted or to be granted thereunder, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.

                                   Very truly yours,

                                   /s/ Haythe & Curley